Shalini Sharp Joins Array BioPharma Board of Directors

Industry veteran brings strong financial expertise

BOULDER, Colo., April 27, 2017 /PRNewswire/ -- Array BioPharma Inc. (NASDAQ: ARRY) today announced that Shalini Sharp, Chief Financial Officer and Executive Vice President of Ultragenyx Pharmaceutical Inc., joined the company's Board of Directors, effective April 27, 2017. Ms. Sharp has been appointed to the Audit Committee of the Board.

Ms. Sharp has served as Chief Financial Officer of Ultragenyx, a biopharmaceutical company focused on rare diseases, since 2012, where she is responsible for leading the corporate finance, strategy, and information technology functions and is a member of the company's executive leadership team. Ms. Sharp brings nearly 20 years of experience in the life sciences industry.

Ron Squarer, Chief Executive Officer of Array, noted, "Shalini has an ideal background to complement the expertise of our Board of Directors. Her financial leadership at healthcare organizations will be invaluable as we focus our efforts in oncology and prepare for commercialization."

Ms. Sharp added, "Array has built an impressive development pipeline of therapeutics that is advancing in late-stage clinical trials and provides the opportunity to significantly benefit patients in areas of unmet need. I'm excited to join the company's Board at such an important time in its history, as it nears commercialization of its drugs. I look forward to working with Ron and my fellow Board members through this important evolution of Array."

Ms. Sharp is also a member of the Board of Directors of Agenus Inc. (formerly Antigenics Inc.), a publicly traded immuno-oncology company, where she served as Chief Financial Officer from 2006 to 2012. She joined Agenus in 2003 and held increasing roles of responsibility spanning strategic planning, corporate development, investor relations, corporate finance and business development. She is also a member of the Board of Directors of the TB Alliance, a non-profit organization dedicated to the development and distribution of treatments for tuberculosis in the developing world. Prior to Agenus, Ms. Sharp held similar roles at Elan Pharmaceuticals from 1998 to 2003, including serving as chief of staff to the Chairman of the Board of Directors during that company's restructuring. She has spearheaded numerous financing and business development transactions that were critical to the success of Agenus and Elan. Ms. Sharp was also a management consultant at McKinsey & Company as well as an investment banker at Goldman Sachs, specializing in pharmaceuticals and medical devices. Ms. Sharp holds both a B.A., magna cum laude, and a M.B.A. from Harvard University.

Ms. Sharp will serve as a Class II director on the Board with a term that expires at the Annual Meeting of Array's stockholders in 2017.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Seven registration studies are currently advancing related to seven drugs: binimetinib (MEK162), encorafenib (LGX818), selumetinib (partnered with AstraZeneca), danoprevir (partnered with Roche), larotrectinib (partnered with Loxo Oncology), tucatinib (partnered with Cascadian Therapeutics) and ipatasertib (partnered with Roche).

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the potential for commercialization of Array's products and the expected contributions of Ms. Sharp to the Board of Directors. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of April 27, 2017. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com